Exhibit 10.22

CANADIAN SUPPLEMENTAL EXECUTIVE
RETIREMENT PLAN (SERP) FOR EXECUTIVE EMPLOYEES
OF RGA LIFE REINSURANCE COMPANY
OF CANADA

(Amended and restated as of August 1, 2015)

CERTIFIED to be a true and complete copy of the text of the Canadian Supplemental Executive Retirement Plan for Executive Employees of RGA Life Reinsurance Company of Canada

/s/ Alka Gautam

President and Chief Executive Officer

July 24, 2015
Date

Table of Contents

Section 1 - Introduction    2
Section 2 - Definitions    3
Section 3 - Eligibility    7
Section 4 - Contributions    8
Section 5 - Retirement Benefits    9
Section 6 - Form of Pension    11
Section 7 - Death Before Retirement    12
Section 8 - Termination of Employment    13
Section 9 - Disability    14
Section 10 - Transfers Within the RGA Group    15
Section 12 - General Provisions    17
Section 13 - Administration    20
Section 14 - Future of the Plan    21

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Section 1 - Introduction

1.01
The purpose of this Canadian Supplemental Executive Retirement Plan (hereinafter the “SERP”) is to provide retirement benefits to Executive Employees eligible to become participants thereunder, in accordance with the terms and provisions of this document. Such retirement benefits are in addition to those payable from any Registered Pension Plan of RGA Life Reinsurance Company of Canada (the "Company").

1.02
This SERP is effective as of March 1, 2002. For greater certainty, this SERP shall not apply to any former Executive Employee who has retired from or otherwise terminated his employment with the Company or its predecessors or their affiliates prior to the effective date of the SERP.

1.03	The provisions of this SERP were amended and restated effective as of January 1, 2011 and May 1, 2013.

1.04	Unless otherwise stated, the provisions of this SERP are hereby further amended and restated effective as of August 1, 2015.

1.05	Unless stated otherwise:

a)	the terms of the SERP as restated in this text apply to Participants whose Credited Service terminates after July 31, 2015; and

b)
the amount and the value of the annual supplementary allowance of Participants whose Credited Service terminated before August 1, 2015 are determined by the terms of the SERP that were in effect at the time of that event.

Section 2 - Definitions

In this SERP, the following words and phrases shall have the following meaning, respectively, unless a different meaning is specifically required by the context:

2.01
“Actuarial Equivalent Value” shall mean a value deemed to be equal to another value, as determined by the Actuary on the basis of the SERP provisions in effect on the date such determination is being made. The Actuarial Equivalent Value of a benefit of a Participant under this SERP shall be determined in the same manner and using the same assumptions as those used or that would be used under the Standard of Practice for Determining Pension Commuted Values recommended by the Canadian Institute of Actuaries. For greater certainty, the assumptions shall be determined without taking into account the incidence of income taxes payable in respect of benefits payable under this SERP and are the ones effective on the day on which the Participant terminates his employment with the Company

2.02
“Actuary” shall mean a Fellow of the Canadian Institute of Actuaries or a firm employing one or more of such persons, employed by the Company for the purpose of performing such duties as may be requested of him by the Company.

2.03
“Average Lower Limit” shall mean the average of the Lower Limit during the period of 5 calendar years immediately preceding the Participant's cessation of active service, whether because of termination, death in service, or retirement. If the Participant has completed less than 5 years of uninterrupted employment with the Company, the average of the Lower Limit over such period of uninterrupted employment shall be used.

2.04
“Average Pensionable Earnings” shall mean the average of the Pensionable Earnings during the best five consecutive calendar years during the Participant's career. If the Participant has completed less than 5 years of uninterrupted employment with the Company, the average of the Pensionable Earnings over such period of uninterrupted employment shall be used.

2.05
“Average Upper Limit” shall mean the average of the Upper Limit during the period of 5 calendar years immediately preceding the Participant's cessation of active service, whether because of termination, death in service, or retirement. If the Participant has completed less than 5 years of uninterrupted employment with the Company, the average of the Upper Limit over such period of uninterrupted employment shall be used.

2.06
“Company” shall mean RGA Life Reinsurance Company of Canada or any subsidiary of the Company or associated company which has adopted this SERP, provided, however, that any reference in this SERP to action to be taken, consent, approval or opinion to be given, decision to be made or discretion to be exercised by the Company shall refer to RGA Life Reinsurance Company of Canada, acting through its Board of Directors or any person or persons authorized to act on behalf of the Company for the purposes of this SERP, in accordance with the normal practices of the Company.

2.07	“Credited Service” shall mean:

For Participants enrolled in the SERP before May 1st, 2013

a Participant’s uninterrupted period of employment, with the Company or with a predecessor company, deemed to have commenced on the first day of the month coinciding with or immediately following the Participant’s hiring date by the Company, or by such predecessor company, as the case may be.

For Participants enrolled in the SERP on or after May 1st, 2013 a Participant’s uninterrupted period of employment, with the Company or with a predecessor company, deemed to have commenced on the first day of the month coinciding with or immediately following the date the participation of the Executive Employee begins in the SERP.

For all Participants

The Credited Service of a Participant shall not be interrupted as a result of any absence due to disability, or due to temporary absence other than as a result of disability, where such absence was approved by the Company. The Credited Service of a Participant working on a part-time basis shall be prorated. The Credited Service of a Participant shall not include any period during which he does not participate in the Registered Pension Plan.

Credited Service shall be measured in years with proportional allowance for complete months in fractional years.

2.08
“Early Retirement Date” shall mean the first day of the month immediately following the date on which the Participant elects to retire early in accordance with Section 5 hereof, provided he is then at least 50 years of age.

2.09	“Effective Date” shall mean March 1, 2002.

2.10	“Executive Employee” shall mean an executive employee considered as such by the Company and who is eligible for participation in this SERP in accordance with Section 3.

2.11
“Lower Limit” shall mean, in respect of any calendar year, 3 times the Year’s Maximum Pensionable Earnings as defined under the Canada/Québec Pension Plan (3 x $42,100 in 2006, and as adjusted from year to year).

2.12	“Normal Retirement Date” shall mean the first day of the month coinciding with or next following the month in which the Participant attains the age of 60 years.

2.13	“Participant” shall mean an Executive Employee who is eligible to participate in this SERP in accordance with Section 3 herein.

2.14
“Pensionable Earnings” shall mean for a Participant for a given calendar year the sum of his base salary during the year and the Management Incentive Plan (MIP) bonus earned, in respect of the year, regardless of when the bonus may be paid. For certainty, other forms of compensation, such as production bonuses or severance payments, shall not be included in the calculation of Pensionable Earnings. Compensation for a Participant working on a part-time basis shall be annualized. Compensation denominated in U.S. dollars shall be converted to Canadian dollars using the average exchange rate for the year (CANSIM series B-3400).

2.15	“Registered Pension Plan” means any one or more pension plans sponsored by the Company from time to time and registered with Canada Revenue Agency.

2.16
“SERP” shall mean the Canadian Supplemental Executive Retirement Plan for Executive Employees of RGA Life Reinsurance Company of Canada, as described in this document and as may be amended from time to time.

2.17
“Spouse” shall mean the person considered as such for the purpose of the Registered Pension Plan of which the Participant is a member at time of his termination of employment, death in service, or retirement.

2.18
“Upper Limit” shall mean, in respect of any calendar year, 8 times the Year’s Maximum Pensionable Earnings as defined under the Canada/Québec Pension Plan (8 x $42,100 in 2006, and as adjusted from year to year).

For the purpose of this SERP, unless the context indicates otherwise, references to the masculine include the feminine and vice versa, and references to the singular include the plural and vice versa.

Section 3 - Eligibility

3.01	An Executive Employee shall be eligible to become a Participant of this SERP upon designation by the Company, subject to the approval of the President.

3.02	An Executive Employee must participate in the Registered Pension Plan in order to become a Participant in this SERP.

3.03	An Executive Employee who has become a Participant under this SERP in accordance with this Section 3 shall remain a Participant as long as he continues to be entitled to receive benefits hereunder.

3.04
In the event that a Participant remains an employee of the Company but ceases to be classified as an Executive Employee, and unless he is otherwise designated by the Company as eligible to continue to accrue Credited Service under this SERP, the benefits otherwise payable to or in respect of such Participant under this SERP shall be payable as of the Participant’s retirement date, date of death in service, or date of termination of employment, as the case may be, but shall be based on such Participant’s Credited Service, Average Pensionable Earnings, Average Lower Limit, and Average Upper Limit, each determined as of the date on which he ceases to be classified as an Executive Employee or as of such later date or dates specified by the Company.

3.05	An Executive Employee who becomes a Participant in this SERP shall be notified in writing by the President, and shall be provided with a copy of this plan text.

Section 4 - Contributions

4.01	No contribution shall be required or permitted from a Participant in respect of benefits payable under this SERP.

4.02	The Company shall pay the full cost of administering the benefits provided under the SERP.

4.03	The Company is under no obligation to secure the benefits payable under the SERP.

Section 5 - Retirement Benefits

5.01
A Participant who retires on or after his Normal Retirement Date and provided he has then completed at least 5 years of uninterrupted employment with the Company shall, subject to Section 5.03 below, be entitled to receive an annual supplementary allowance equal to the sum of a) and b) below, where:

a) for each year of Credited Service before January 1, 2011, the sum of i) and ii) below, where:

i)    equals 2% of the excess, if any, of A over B, where:

A.	is the lesser of the Average Pensionable Earnings of the Participant and the Average Upper Limit; and

B. is the Average Lower Limit; and

ii) equals 1% of the excess, if any, of the Average Pensionable Earnings of the Participant over the Average Upper Limit.

b) for each year of Credited Service from January 1, 2011, 2% of the excess, if any, of the Average Pensionable Earnings of the Participant over the Average Lower Limit.

5.02
A Participant who retires on his Early Retirement Date and provided he has then completed at least 5 years of uninterrupted employment with the Company shall, subject to Section 5.03 below, and subject to a reduction of 1/3% for each month by which he retires before his Normal Retirement Date, be entitled to receive for each year of Credited Service an annual supplementary allowance equal to the amount determined in accordance with Section 5.01, and based on his Credited Service, Average Pensionable Earnings, Average Lower Limit, and Average Upper Limit as of his Early Retirement Date.

5.03
The annual supplementary allowance payable under Section 5.01 or 5.02, as the case may be, shall be payable in equal monthly instalments commencing on the Participant's actual retirement date, and, subject to Section 6, continuing for his lifetime, guaranteed 5 years in any event. For greater certainty, this allowance is a non-indexed pension, and will not increase with inflation. At the discretion of the

Company, the annual supplementary allowance may be payable in equal bi-weekly instalments commencing on the Participant's actual retirement date.

5.04	For certainty, no benefit shall be payable under this SERP to a Participant who retires for any reason prior to having completed at least 5 years of uninterrupted employment with the Company.

Section 6 - Form of Pension

6.01	The annual supplementary allowance payable to a Participant under this SERP in accordance with Section 5 shall be mandatorily converted to a 10-year certain pension of Actuarial Equivalent Value.

6.02
Subject to the consent of the Company, the Participant may request that the mandatory 10-yearcertain pension payable under Section 6.01 be converted to a certain pension of shorter duration or to a lump sum of Actuarial Equivalent Value.

Section 7 - Death Before Retirement

7.01
In the event that a Participant dies while in the service of the Company and prior to his 50th birthday, his Spouse shall be entitled to receive a lump sum of Actuarial Equivalent Value to a deferred annual supplementary allowance determined in accordance with Section 5.01 hereof as if the Participant had terminated service and had been fully vested immediately prior to the date of his death. The Actuarial Equivalent Value shall be calculated assuming that the Participant had elected early retirement as is permitted in Section 5.02.

7.02
In the event that a Participant dies while in the service of the Company and after his 50th birthday, his Spouse shall be entitled to receive a lump sum of Actuarial Equivalent Value to the immediate annual supplementary allowance that the Participant was entitled to in accordance with Sections 5.01 and 5.02 hereof had the Participant been fully vested immediately prior to the date of his death.

7.03
In the event that there is no Spouse at the time of death of a Participant referred to in this Section 7, his estate shall receive the lump sum payable under this SERP in accordance with this Section 7.

Section 8 - Termination of Employment

8.01
A Participant who terminates his service with the Company prior to his 50th birthday and provided he has then completed at least 5 years of uninterrupted employment with the Company shall be entitled to receive a deferred annual supplementary allowance payable from his Normal Retirement Date and determined in accordance with Section 5.01 and Section 5.03 hereof.

8.02
The deferred annual supplementary allowance payable to a Participant under this SERP in accordance with Section 8 shall be mandatorily converted to a 10-year certain pension of Actuarial Equivalent Value payable from the first day of the month coinciding with or next following the date of termination of employment.

8.03
Subject to the consent of the Company, the Participant may request that the mandatory 10-year certain pension payable under Section 8.02 be converted to a certain pension of shorter duration or to a lump sum of Actuarial Equivalent Value.

8.04	No benefit shall be payable under this SERP to a Participant who ceases to be in the employ of the Company prior to his 50th birthday:

a)    as a result of the termination of his employment by the Company for cause, or

b)    as a result of the termination of his employment for any reason prior to having completed at least 5 years of uninterrupted employment with the Company.

Section 9 - Disability

9.01
During a period of disability entitling the Participant to receive disability benefits under the short-term or long-term disability plan maintained by the Company from time to time, such Participant shall continue to accrue Credited Service for the purpose of this SERP. During such period, the Pensionable Earnings of the Participant shall be equal to the base salary he was receiving immediately prior to his becoming disabled, plus his target MIP bonus.

9.02
If the Participant, for any reason, ceases to be eligible to receive benefits under the short-term or long-term disability plan maintained by the Company prior to attaining age 65 and within such period as determined by the Company:

a)    the Participant returns to active employment with the Company, then at the date of his subsequent termination, death in service, or retirement, he shall be entitled to supplementary retirement benefits calculated in accordance with the provisions of this SERP, taking into account the provisions of Section 9.01 above, or

b)    the Participant does not return to active employment with the Company then, he will be deemed to have terminated his employment or retired for the purposes of this SERP as of the day he ceases to be eligible to receive benefits from the disability plans maintained by the Company and his supplementary retirement benefits shall be calculated based on the provisions of this SERP, taking into account the provisions of Section 9.01 above.

9.03	A Participant whose period of disability continues until age 65 shall be deemed to have retired at age 65 for the purpose of this SERP.

9.04
In the event of the death of a Participant who is accumulating Credited Service while in receipt of disability benefits as provided in Section 9.01 hereof, the benefits payable under this SERP shall be determined in accordance with the terms of Section 7 hereof as if he died while in service of the Company.

Section 10 - Transfers Within the RGA Group

10.01
In the event that a Participant's employment with the Company ceases because of his transfer to a subsidiary or associated company which has not adopted this SERP, then the Company has discretion as to the effect of the transfer on the Participant's benefit rights under this SERP.

Section 11 - Conditions for Payment

11.01
Notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this SERP in the event that during his employment with the Company or during a period of 2 years following his termination of employment or retirement, the Participant, directly or indirectly, without the consent of the Company:

a)    engages in or becomes interested as a principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public corporation) or in any other capacity whatsoever in a business in North America which may be fairly regarded as being in competition with the business of the Company; or

b)    assists financially or in any manner whatsoever any person, firm, association or corporation, whether as principal, agent, officer, employee, manager, advisor, financial backer, shareholder (except as a passive investor in a public corporation) or in any capacity whatsoever to enter into, develop, carry on or maintain a business in North America, which may fairly be regarded as being in competition with the business of the Company.

11.02
Furthermore, notwithstanding anything herein contained to the contrary, no amount of benefit shall be payable or continued to be paid pursuant to this SERP in the event that during his employment with the Company or at any time thereafter, the Participant fails to keep confidential any information of a confidential or proprietary nature concerning the Company, its subsidiaries and affiliates and their respective operations, assets, finances, business and affairs or uses such information for personal advantage, provided that nothing herein shall prevent the Participant from disclosing information which is publicly available or which is required to be disclosed under appropriate statutes, rules or law or legal process.

In the event of doubt regarding the confidentiality of any information, the Participant must verify the confidentiality nature of the information with the Company.

Section 12 - General Provisions

12.01	Proof of Age

Any Participant entitled to benefits hereunder shall, upon request, furnish proof of age satisfactory to the Company. In the case that the age of the Participant is found to be inexact, the Company will adjust benefits accordingly.

12.02	Executive Employee Rights

The implementation of this SERP shall not constitute an enlargement of any rights which a Participant had apart from his membership in this SERP. The benefits conferred herein shall not be used to increase damages in respect of the dismissal or termination of employment of any Participant.

12.03	Non Alienation

Subject to any applicable legal requirement, all benefits payable under the terms of this SERP are for the Participant’s own use and are subject to the following restrictions:

i)    any transaction that purports to assign, charge, anticipate, surrender or give as security any right of a person under this SERP or benefit payable under this SERP shall not be enforceable against this SERP; and

ii)    any benefit payable hereunder is exempt from execution, seizure or attachment.

12.04	Non Commutability of Benefits

The benefits provided under this SERP shall not be capable of surrender or commutation except as provided herein.

12.05	Records

Wherever the records of the Company are used for the purpose of this SERP, such record shall be considered conclusive of the facts with which they are concerned unless and until they are proven to be in error.

12.06	Incompetency

If, in the opinion of the Company, any person receiving or entitled to receive a benefit under the terms of this SERP is, as a result of physical and mental infirmity, incapable of managing his affairs, the Company may authorize any payment to which such person is entitled to be made to a curator or administrator appointed by the Court or in the absence of any such person, payment shall be made to his Spouse, children or other person on his behalf and such payment shall be in complete discharge of the obligations of the Company under this SERP to make such payment.

12.07	Interpretation

a)    The provisions of this SERP shall be interpreted in accordance with the laws of the Province of Québec and shall be binding upon and enure to the benefit of the Company and its successors and assigns.

b)    Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of any provisions of this SERP.

12.08	Severability

Should any of the provisions of this SERP and/or its conditions be illegal or not enforceable, it or they shall be considered severable and the SERP and the remaining conditions shall remain in full force and effect and be binding upon the parties as thought the said provision or provisions have never been included.

12.09	Currency

All benefits payable under the SERP shall be in Canadian Currency.

12.10	Taxability of Benefits

All benefits under this SERP are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to the Income Tax Act (Canada) and any other applicable law.

Section 13 - Administration

13.01
The Company shall decide on all matters relating to the interpretation, administration and application of this SERP, consistently with the provisions of this SERP and such interpretation or performance, fairly and reasonably done, shall be final and conclusive. The Company shall act through its Board of Directors or any person or persons authorized to act on behalf of the Company for the purposes of this SERP, in accordance with the normal practices of the Company.

13.02
The Company may, at its discretion, interpret, administer and apply the provisions of this SERP in such a manner as to include special provisions agreed in writing with any given Participant. Such action shall under no circumstance reduce the benefits otherwise payable under this SERP.

Section 14 - Future of the Plan

14.01
Notwithstanding anything to the contrary herein, the Company reserves the right to amend or terminate this SERP. Any amendment or decision to terminate this SERP shall be communicated in writing by the Company to the Participants indicating the effective date of such amendment or termination of this SERP, which shall not precede the date that such communication is given to the Participants. No such amendment or termination shall have the effect of reducing the amount or value of benefits accrued by the Participants under this SERP prior to the effective date of such amendment or termination of this SERP.

14.02
In the event that an amendment is made pursuant to this Section 14 to the effect that only the Participant’s Credited Service before a given date (hereinafter called “Cessation Date”) will be used for the calculation of the annual supplementary allowance payable hereunder, the annual supplementary allowance payable to a Participant under this SERP shall be paid following such Participant’s retirement, death in service, or termination of employment, as the case may be, in accordance with the provisions of Sections 5, 7 or 8 as applicable, provided, however, the determination of the Participant’s annual supplementary allowance hereunder shall be based on his Credited Service up to the Cessation Date only and on his Average Pensionable Earnings, Average Lower Limit, and Average Upper Limit as of the date of his retirement, death in service, or termination of employment, as the case may be.

14.03	In the event this SERP is terminated as of a given date by a decision of the Company as provided for under this Section 14:

a)    an active Participant who has reached 50 years of age shall be deemed, for the purpose of this SERP, to have retired on the date of termination of the SERP
(the “Termination Date”), and shall be entitled to the annual supplementary allowance determined in accordance with Section 5;

b)    an active Participant who has not yet reached age 50 shall be deemed, for the purpose of this SERP, to have terminated his employment on the Termination Date and shall be entitled to the annual supplementary allowance benefits determined in accordance with Section 8.01 hereof;

c)    the benefit to which a Participant is entitled pursuant to Section 14.03 a) or b), as the case may be, shall be paid in a lump sum amount equal to the Actuarial Equivalent Value of such annual supplementary allowance , such lump sum amount to be paid no later than 120 days following the Termination Date; and

d)    the obligations of the Participant pursuant to Section 11.01 and Section 11.02 shall be waived as of the Termination Date.